EXHIBIT 99.1

DEMARCO ENERGY COMPLETES ACQUISTION

Austin, TX - June 11, 2002- Baker's Filter Services, based in Waco, TX, has successfully been acquired by DeMarco Energy Systems of America, Inc., (OTCBB:
DMES). The purchase includes all assets of the company.
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BFS sells,  installs and provides monthly maintenance services on air filters in connection with heating and air conditioning systems used within commercial businesses. For many businesses, air filters are the most neglected maintenance item, and yet potentially can be one of the most costly if not maintained. Clogged or neglected air filters restrict airflow, which can result in increased energy bills, dirty coils, and eventually compressor burn out. For a monthly maintenance fee, the company will install, maintain and change out a business's air filter, resulting in significant energy savings and lower maintenance cost.

DeMarco will initially maintain the BFS name for this segment of business, and will assume the filter sales, invoicing, accounts receivable and customer service at DeMarco's headquarters in Austin, Texas. The company plans to expand the new segment of business by acquiring companies similar to BFS, located in other geographic areas, and then for a pre-determined percentage fee, franchising the air filter maintenance business to independent distributors who would handle the actual maintenance.

"The acquisition along with additional purchases will strengthen the balance sheet of the company and further support the strategic growth", states Victor M. DeMarco President and CEO of DeMarco Energy Systems of America, Inc. "The synergy between the two companies is tremendous. Filter replacement is typically the only maintenance required to efficiently run HVAC & Geothermal units. DeMarco is pleased to have filter maintenance as an additional service."

The DeMarco Energy Miser is a patented geothermal heating and cooling system, producing savings of 50-70% in commercial, institutional and industrial applications. The Energy Miser uses the thermal properties of municipal water mains, reuse water or any other managed water supply. As of January 23, 2002 DeMarco Energy Systems announced the addition of traditional ground loop installations as an added benefit to its business scope.

This News Release may contain forward-looking statements relating to future results, performance, plans, events or other matters. Words such as "potentially," "will," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions are used to identify these forward-looking statements. Such statements involve numerous risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of the company's products and services and markets for such products and services, the timing and level of customer orders, competitive products and services and pricing, changes in economic conditions and the markets for the Company's products and services and other risks and uncertainties. Actual results, performance and events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this News Release. DeMarco financials can be found in its filings with the Securities and Exchange Commission, which can be accessed at www.sec.gov.